Filed Pursuant to Rule 424(b)(3)
Registration No. 333-281856

Nuveen Enhanced CLO Income Fund

(the “Fund”)

Supplement Dated September 24, 2026

to the Fund’s Currently Effective Prospectus and Statement of Additional Information (“SAI”)

Himani Trivedi will retire from Nuveen on June 30, 2027. She will continue to serve as portfolio manager of the Fund until October 31, 2026. Accordingly, effective November 1, 2026, all references to Himani Trivedi in the Fund’s Prospectus and SAI are hereby removed.

Effective September 24, 2026, Stephen Virgilio has been named a portfolio manager of the Fund, and Joshua Grumer will continue to serve as portfolio manager for the Fund.

Accordingly, the following disclosure is hereby added under the heading “Management of the Fund—Investment Adviser and Subadviser—Portfolio Managers” in the Prospectus and under the heading “Subadviser— Portfolio Management” in the SAI:

Stephen Virgilio is a senior trader on Nuveen’s global fixed income team and member of the securitized sector team. He is responsible for managing the organization’s structured product fixed income best execution initiatives, along with trading ABS, CMBS and Non Agency MBS securities in both the primary and secondary markets. Prior to joining the firm in 2007, he worked at Standard & Poor’s providing securities pricing evaluations on securitized products, and at Citigroup Global Markets where he was a member of the asset backed finance group working on the origination and structuring of consumer ABS debt transactions. Prior to that, he held various positions in trading, investment management, capital markets, and securities valuations. He started his career with Citigroup Asset Management as a portfolio associate. Stephen graduated with a B.A., with honors, in Psychology and Finance from Providence College, and an M.B.A. from New York University’s Stern School of Business.

The following information is hereby added under the heading “Subadviser— Portfolio Management” in the SAI:

Portfolio Manager	Type of Account Managed	Number of Accounts (Total)	Assets* (Total)	Number of Accounts with Performance- Based Fees	Assets (Accounts with Performance- Based Fees)
Stephen Virgilio	Registered Investment Companies	1	$133.90 million	0	$0
	Other Pooled Vehicles	0	0	0	$0
	Other Accounts	0	0	0	$0

* Assets as of August 31, 2026.

The following information is hereby added under the heading “Subadviser— Portfolio Management— Portfolio Manager Securities Ownership” in the SAI:

Portfolio Manager	Dollar Range of Securities Beneficially Owned
Stephen Virgilio[1]	none

1 Information for Mr. Virgilo is provided as of August 31, 2026.

There will be no changes to the Fund’s investment objective or investment policies in connection with Mr. Virgilio’s addition or Ms. Trivedi’s retirement.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

RGN-HYIFPRO-0926P

RGN-HYIFSAI-0926P